Exhibit 23.3

Consent of Independent Auditor

We consent to the use in this Amendment No. 3 to the Registration Statement (No. 333-269738) on Form S-4 of Hut 8 Corp. of our report dated February 4, 2023, except for the section in Note 3 titled Restatement of June 30, 2022 Fiscal Year Consolidated Financial Statements, as to which the date is June 12, 2023, relating to the consolidated financial statements of U.S. Data Mining Group, Inc. and subsidiaries, included in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

July 14, 2023